UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 25, 2005
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Academy Sports & Outdoors, San Antonio, Texas

On January 28, 2005, we purchased a newly constructed freestanding retail center known as Academy Sports & Outdoors, containing 70,910 of gross leasable square feet. The center is located at 2643 NW Loop 410 in San Antonio, Texas.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $7,150,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $101 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenant would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their lease.

One tenant, Academy Sports & Outdoors, will lease 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square	Estimated
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Academy Sports & Outdoors	70,910	100	7.80	02/05	01/25

For federal income tax purposes, the depreciable basis in this property will be approximately $5,362,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

American Express Canada, Markham, Ontario, Canada

On January 25, 2005, we purchased two office buildings located on a 30 acre site constructed between 1983 and 1987 and leased them back to American Express Travel Related Services Company, Inc. The office buildings contain a total of 306,710 of gross square feet and are located in Markham, Ontario, Canada.

We purchased these American Express buildings from an unaffiliated third party. Our total acquisition cost, including expenses was approximately $42,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $137 per square foot of leasable space.

We purchased this property with our own funds. On January 26, 2005, we obtained financing on this property in the amount of $25,380,000. The loan on this property requires interest only payments with an annual rate of 4.2975%. The loan matures in February 2015.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at this property is comparable to market rates. We believe the property is well located, has acceptable roadway access and is well maintained. This property will be subject to competition from similar properties within its market area, and economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

One tenant, American Express Travel Related Services, Inc., leases 100% of the total gross square feet of this property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Lessee/	Approximate Gross	% of Total GSF of each	Estimated Annual	Base Rent Per Square Foot Per	Lease	Term
Location	(Sq. Ft.)	Property	Rent ($)	Annum ($)	Beginning	To

101 McNabb Street	306,710	100	2,726,676	8.89	02/05	01/15
Markham, Ontario, Canada

For federal income tax purposes, the depreciable basis in this property will be approximately $31,500,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Item 9.01. Financial Statements, ProForma Financial Information and Exhibits
  Financial Statements

No financial statement will be filed for Academy Sports & Outdoors, San Antonio and American Express Canada as the acquisition of these properties does not require financial statements under Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Principal Accounting Officer
Date:	January 25, 2005